Pricing Supplement Dated 4/30/2012				Rule 424 (b) (3)
(To Prospectus Dated January 6, 2012)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.25%

Effective Dates:	4/30/2012	through	5/6/2012